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                                                                       EXHIBIT 5

                                 Brouse McDowell
                        A Legal Professional Association
                            500 First National Tower
                                Akron, Ohio 44308



                                October 18, 2001




Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301

Re:      Registration on Form S-8 of 72,600 Shares of
         Common Stock of Myers Industries, Inc.

Gentlemen:

         We are acting as counsel to Myers Industries, Inc. (the "Company") in connection with the registration, issuance and sale by a selling shareholder of up to 72,600 shares of the common stock of the Company, without par value (the "Shares") pursuant to Shares issued under the Myers Industries, Inc. 2001 Restricted Stock Plan (the "Plan").

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plan have been duly authorized and, when issued in accordance with the provision of the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.


                                      Very truly yours,

                                      Brouse  McDowell,
                                      A Legal Professional Association

                                      /s/      Brouse  McDowell,
                                               A Legal Professional Association